Exhibit 99.1 Press release dated September 21, 2006



Press Release
                     CAPITAL ALLIANCE INCOME TRUST APPOINTS
                     JAMES GRAINER TO ITS BOARD OF DIRECTORS


SAN FRANCISCO - (BUSINESS WIRE) - September 21, 2006 - Capital Alliance Income Trust Ltd. ("CAIT") (AMEX:CAA-News) a residential mortgage REIT, today announced the appointment of James L. Grainer to its Board of Directors, reinstating the size of the board to six members and satisfying the American Stock Exchange's independent director representation requirements.

Mr. Grainer, 52, the President and Chief Financial officer of GreenShift Corporation, a publicly listed company focused on the alternative energy and environmental sectors formerly was a managing director in investment banking with Zanett Securities and Prudential Securities. Before working in investment banking, Mr. Grainer worked in Deloite-Touche's New York office providing tax and business advisory services. A Certified Public Accountant, his appointment includes membership on CAIT's Audit Committee, where he will also serve as a financial expert.

Mr. Grainer's appointment fills the vacancy created by the June 21, 2006 resignation of Donald Looper.


About Capital Alliance Income Trust

CAIT is a specialty residential lender, which invests in high yielding, non-conforming residential mortgage loans on one-to-four unit residential properties located primarily in California. Only residential loans with a combined loan-to-value of 75% or less are originated for CAIT's mortgage investment portfolio.

Forward Looking Statements: This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. CAIT's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of CAIT's investments and unseen factors. As discussed in CAIT's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.


Contact:   Capital Alliance Income Trust Ltd., San Francisco
           Richard J. Wrensen - 415/288-9575
           Rwrensen@calliance.com
           www.calliance.com